Exhibit 99.1

BiomX Reports Fourth Quarter and Full Year 2021 Financial Results and Provides Business Update

Expecting Readouts from Part I of the Phase 1b/2a Cystic Fibrosis Study in the Third Quarter of 2022 and the Phase 1/2 Atopic Dermatitis Study in the Fourth Quarter of 2022

Strong Balance Sheet with Cash Runway Through Key Program Readouts

Company Will Host a Conference Call and Webcast Today at 8:00 am ET

BRANFORD, Conn. and NESS ZIONA, Israel – Mar 30, 2022 – BiomX Inc. (NYSE American: PHGE) (“BiomX” or the “Company”), a clinical-stage microbiome company advancing novel natural and engineered phage therapies that target specific pathogenic bacteria, today reported financial results, and provided a business update for the fourth quarter and full year ended December 31, 2021.

“BiomX is now entering the most exciting period in its history, with proof-of-concept clinical data readouts expected in the cystic fibrosis and atopic dermatitis programs within the next 12 months,” said Jonathan Solomon, Chief Executive Officer of BiomX. “We are also approaching this data-rich period in good financial condition, as our existing cash runway is expected to take us until at least the end of 2023, and additional tranches that might become available to us under our venture debt facility may further extend our cash runway to the first half of 2024. We are also pleased that both the atopic dermatitis (AD) and cystic fibrosis (CF) programs have attracted equity investments in BiomX common stock from Maruho Co. Ltd. and the Cystic Fibrosis Foundation, respectively.”

“Looking ahead, investors can expect our first data readout from the Phase 1b/2a cystic fibrosis program in the third quarter of 2022, which should provide valuable insights into the safety, tolerability and potential treatment effects of BX004. We also anticipate initial clinical data in the fourth quarter of this year for our Phase 1/2 atopic dermatitis product candidate, BX005. Recall that our core mission at BiomX is to develop innovative treatments with the potential to advance the current standard of care. Both our CF and AD programs reflect this potential, and we look forward to providing updates from the BX004 and BX005 programs later this year.”

RECENT CORPORATE HIGHLIGHTS

●	In January 2022, BiomX announced that the Company received a Therapeutics Development Award of up to $5 million from the Cystic Fibrosis Foundation. The first tranche of this award closed on December 21, 2021 with the foundation investing $3 million in our shares of common stock. Upon completion of patient dosing in Part 1 of the Company’s Phase 1b/2a study of BX004, BiomX would have the right to receive the second tranche of $2 million, also as an equity investment.

●	In October 2021, BiomX entered into an agreement with Maruho Co. Ltd., Japan’s largest dermatology-focused pharmaceutical company, for a right of first offer to license BiomX’s atopic dermatitis product candidate, BX005, in Japan. The right of first offer will commence following the availability of results from the Phase 1/2 study of BX005. Maruho also entered into a binding agreement for an equity investment in BiomX of $3 million at a premium to the market share price, intended primarily to support the Phase 1/2 study of BX005.

Clinical Program Updates

Cystic Fibrosis (“CF”) (BX004)

●	BX004 is being developed for the treatment of chronic respiratory infections caused by Pseudomonas aeruginosa, a main contributor to morbidity and mortality in patients with CF.

●	The Phase 1b/2a trial is composed of two parts and is planned to start imminently. Part 1 of the trial will evaluate the safety, pharmacokinetics and microbiologic/clinical activity of BX004 in eight CF patients in a single ascending dose and multiple dose design, with results expected in the third quarter of 2022. Part 2 of the trial will evaluate the safety and efficacy of BX004 in 24 CF patients randomized to a treatment or placebo cohort in a 2:1 ratio. Results from Part 2 are expected by the first quarter of 2023.

Atopic Dermatitis (“AD”) (BX005)

●	BX005 is designed to shift the skin microbiome composition of AD patients to its “pre-flare” state by reducing Staphylococcus aureus burden, potentially resulting in clinical improvement.

●	BX005 is currently in the final stages of GMP production. The Company expects the first data readout from its Phase 1/2 proof-of-concept trial evaluating the safety and efficacy of BX005 in the fourth quarter of 2022.

Inflammatory Bowel Disease (“IBD”) and Colorectal Cancer Programs

●	BiomX’s IBD product candidate, BX003, is planned to enter its clinical trial in 2023, and the Company’s colorectal cancer product candidate will ramp up pre-clinical efforts in 2023.

Fourth Quarter and Full Year 2021 Financial Results

●	Cash balance, short-term deposits and restricted cash as of December 31, 2021, were $63.1 million, compared to $57.1 million as of December 31, 2020. The increase was primarily due to net cash provided by financing activities, partially offset by net cash used in operating activities. Based upon the Company’s strategic focus on the CF and AD programs, the existing cash and cash equivalents are expected to be sufficient to fund the current operating plan through the end of 2023. Additional tranches that would become available to the Company under its venture debt facility upon satisfaction of certain specified milestones can further extend the Company’s cash runway to the first half of 2024.

•	Research and development (“R&D”) expenses, net were $6.6 million for the three months ended December 31, 2021, compared to $6.1 million for the same period in 2020. R&D expenses, net were $22.7 million for the year ended December 31, 2021, compared to $19.4 million for the prior year. The increase was primarily due to increased expenses related to conducting pre-clinical and clinical trials of our product candidates and an increase in salaries and related expenses, mainly due to the growth in the number of employees in R&D and clinical activities, offset by a decrease resulting from receiving higher levels of grants from the Israel Innovation Authority (IIA).

•	General and administrative expenses were $2.8 million for the three months ended December 31, 2021, compared to $2.6 million for the same period in 2020. General and administrative expenses were $11.3 million for the year ended December 31, 2021, compared to $9.3 million for the prior year. The increase was primarily due to an increase in expenses associated with operating as a public company, such as directors’ and officers’ insurance, listing fees and investor relations activity, and also due to an increase in stock-based compensation and salaries and related expenses, mainly due to the growth in the number of employees and due to an increase in rent and related operational expenses resulting from moving into a new facility.

•	Net loss for the fourth quarter of 2021 was $10.5 million, compared to $9.1 million for the same period in 2020. Net loss was $36.2 million for the year ended December 31, 2021, compared to $30.1 million for the prior year.

•	Net cash used in operating activities for the twelve months ended December 31, 2021 was $27.6 million, compared to $24.4 million for the same period in 2020.

Conference Call and Webcast Information

BiomX management will host a conference call and webcast today at 8:00 am ET to report financial results and business updates for the fourth quarter and full year ended December 31, 2021. To participate in the conference, please dial 1-877-407-0724 (U.S.), 1-809-406-247 (Israel), or 1-201-389-0898 (International). A live and archived webcast of the call will be available on the Investors section of the Company’s website at www.biomx.com.

About BiomX

BiomX is a clinical-stage microbiome company developing both natural and engineered phage cocktails designed to target and destroy bacteria in the treatment of chronic diseases, such as cystic fibrosis, atopic dermatitis, inflammatory bowel disease, primary sclerosing cholangitis, and colorectal cancer. BiomX discovers and validates proprietary bacterial targets and customizes phage compositions against these targets.

Additional information is available at www.biomx.com, the content of which does not form a part of this press release.

Safe Harbor

This press release contains express or implied “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. For example, when BiomX discusses its expectations regarding the timing and design of its pre-clinical and clinical trials and reporting the results thereof, the potential safety, tolerability and potential treatment effect of its product candidates, the potential to achieve the applicable clinical milestones required to receive an additional $2 million investment from CFF and additional tranches under its venture debt facility, and its cash runway and financial condition, BiomX is making forward-looking statements. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on BiomX management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of BiomX control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, investors should not rely on any of these forward-looking statements and should review the risks and uncertainties described under the caption “Risk Factors” in BiomX’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2021 and additional disclosures BiomX makes in its other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this press release, and except as provided by law BiomX expressly disclaims any obligation or undertaking to update forward-looking statements.

BIOMX INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(USD in Thousands, Except Share and Per Share Data)

	Year ended December 31,
	2021	2020

Research and development (“R&D”) expenses, net	22,676	19,417
Amortization of intangible assets	1,519	1,518
General and administrative expenses	11,267	9,323

Operating loss	35,462	30,258

Interest expenses	699	-
Financial income, net	(2)	(172)

Loss before tax	36,159	30,086

Tax expenses	67	-

Net Loss	36,226	30,086

Basic and diluted loss per share of Common Stock	1.39	1.30

Weighted average number of shares of Common Stock outstanding, basic and diluted	26,007,947	23,062,216

BIOMX INC.

CONSOLIDATED BALANCE SHEETS

(USD In Thousands, Except Share and Per Share Data)

	As of December 31,
	2021	2020
ASSETS
Current assets
Cash and cash equivalents	62,099	36,477
Restricted cash	996	763
Short-term deposits	-	19,851
Other current assets	3,543	3,576
Total current assets	66,638	60,667

Non-current assets
Operating lease right-of-use asset	4,139	4,430
Property and equipment, net	5,694	2,228
Intangible assets, net	1,519	3,038
Total non-current assets	11,352	9,696

	77,990	70,363

	As of December 31,
	2021	2020
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Trade account payables	2,795	2,320
Current portion of lease liabilities	819	863
Contract liability	1,976	-
Other account payables	5,453	3,978
Total current liabilities	11,043	7,161

Non-current liabilities
Long-term debt	14,410	-
Operating lease liabilities, net of current portion	4,787	5,032
Other liabilities	215	701
Total non-current liabilities	19,412	5,733

Commitments and Collaborations

Stockholders’ equity

Preferred Stock, $0.0001 par value; Authorized - 1,000,000 shares as of December 31, 2021 and December 31, 2020. No shares issued and outstanding as of December 31, 2021 and December 31, 2020.	-	-
Common stock, $0.0001 par value; Authorized -60,000,000 shares as of December 31, 2021 and 2020. Issued - 29,753,238 and 23,270,337 as of December 31,2021 and 2020, respectively. Outstanding - 29,747,538 and 23,264,637 as of December 31, 2021 and 2020, respectively.	2	2

Additional paid in capital	156,017	129,725
Accumulated deficit	(108,484)	(72,258)
Total Stockholders’ equity	47,535	57,469

	77,990	70,363

BiomX Contacts

Investor Relations:
LifeSci Advisors, LLC
John Mullaly
(617)-698-9253
jmullaly@lifesciadvisors.com

BiomX, Inc.
Anat Primovich
Corporate Project Manager
+972 (50) 697-7228
anatp@biomx.com

Source: BiomX Inc.

Released March 30, 2022